Exhibit 99.2

OfficeMax Incorporated

263 Shuman Blvd.  Naperville, IL 60563-1255

News Release

OfficeMax Media Contacts:		OfficeMax Investor Contact:
William Bonner	Jennifer Rook	John Jennings
630-864-6057	630-864-6057	630-864-6820

For Immediate Release: September 19, 2008

OFFICEMAX ANNOUNCES THAT LEHMAN BROTHERS HOLDINGS INC. BANKRUPTCY IS NOT EXPECTED TO ADVERSELY IMPACT OPERATIONS

Naperville, Ill. – OfficeMax® Incorporated (NYSE: OMX) today announced that the Lehman Brothers Holdings Inc. bankruptcy is not expected to have an adverse impact on OfficeMax operations.

On September 18, 2008, OfficeMax Incorporated filed a Current Report on Form 8-K with the Securities and Exchange Commission.  OfficeMax does not believe any outcome related to the event of default under the installment notes referenced in that filing will have any adverse impact on the company’s operations.  The company believes any potential cash impact would be funded adequately by the company’s excess cash position and the company’s credit facility, and would be limited to an approximately $1 million net reduction in annual interest income and a potential acceleration of a portion of the tax liability related to the 2004 timberlands sale transaction.

The September 18, 2008 Form 8-K contained information related to an event of default under the timber installment notes transaction from 2004.  The timber installment notes were issued to bankruptcy remote special purpose entities of OfficeMax.  The notes were issued by Boise Land & Timber II, L.L.C. with a guaranty from Lehman Brothers Holdings Inc.  These installment notes were monetized through the issuance of securitization notes by the bankruptcy remote special purpose entities of OfficeMax.  Recourse on the securitization notes is limited to the pledged installment notes and the related guaranty from Lehman Brothers Holdings Inc., and OfficeMax has no obligation with respect to the securitization notes.  OfficeMax is assessing the impact of the Lehman Brothers Holdings Inc. bankruptcy filing, but believes the impact is limited to the following areas:

Currently, one of the OfficeMax special purpose entities receives approximately $41 million in interest annually under the portion of the installment notes portion related to the Lehman guarantee.  This interest income funds approximately $40 million in interest payable annually to holders of the securitization notes, which results in net interest income to OfficeMax of approximately $1 million. Any nonpayment of the installment notes or related Lehman guaranty could result in a loss of this $1 million of annual net interest income.

In addition, at the time of the 2004 sale of its timberlands, the company generated a significant tax gain and the resulting tax liability of $543 million, approximately half of which is impacted by payment or nonpayment of the Lehman-related installment notes, was deferred until 2019, the maturity for the installment notes.  In the event of an impairment of the Lehman-related installment notes, recognition of a portion of the tax gain could be accelerated and the tax liability could be due earlier.  The company has outstanding alternative minimum tax credits, a portion of which resulted from tax payments relating to this transaction, which could be utilized to reduce the ultimate tax payment.

As stated in the September 18, 2008 Form 8-K, the aggregate principal amount of the securitization notes held by one of the OfficeMax special purpose entities is $735 million, secured by $817.5 million aggregate principal of Lehman-related installment notes and the Lehman guaranty.  In the event of an impairment of the Lehman-related installment notes, OfficeMax could incur a non-cash earnings charge of up to $82.5 million, which represents the difference between the proceeds due from the Lehman-related installment notes and securitization notes.

OfficeMax will continue to monitor the status of the Lehman Brothers Holdings Inc. bankruptcy filing and the impact on OfficeMax.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 32,000 associates through direct sales, catalogs, e-commerce and nearly 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit http://www.officemax.com/.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

# # #